Exhibit 10.18

Fiscal Year 2019 Executive Incentive Program
NON-SALES, NON-SERVICES

PROGRAM OBJECTIVE
The FY’19 Executive Incentive Program (the “Program”) is intended to reward participants with cash incentives upon Pivotal’s attainment of key measures of operating success. This document sets forth the terms and conditions of the Program.

ELIGIBILITY
Eligibility is determined by role type (leaders within R&D, G&A, Marketing and Operations) and job level (Vice President). Authorized Pivotal management has the sole discretion in determining eligibility. Please direct any questions on eligibility to Human Resources.
FINANCIAL COMPONENTS
Participant’s target cash incentive is comprised of the following specific components designed to align compensation with the achievement by Pivotal of specified goals, in each case as calculated by Pivotal in its sole discretion. The Program is based on the achievement of Annual Contract Value (ACV), Non-GAAP Operating Loss, Revenue and New PCF Logos objectives weighted at 45%, 20%, 20% and 15% respectively.
Company financial targets are recommended by the Executive Staff and approved by Pivotal’s Compensation Committee for each semi-annual period. The maximum earning opportunity for the financial components of Annual Contract Value, Non-GAAP Operating Loss and Revenue is 150% of the participant’s semi-annual target incentive opportunity. The maximum earning opportunity for the financial component of New PCF Logos is 125% of the participant’s semi-annual target incentive opportunity. 1H payout will be determined based on achievement towards 1H “pacing” goal and 2H payout will be calculated based on annual achievement against a “true up” (up or down) relative to 1H payout.

Senior leaders of Pivotal are expected to perform the duties and responsibilities of their position and to act in accordance with Pivotal’s Code of Conduct. Participants who do not meet minimum performance levels as determined by the Compensation Committee in its sole discretion, the Compensation Committee may modify or reduce the amount of their earned bonuses.
PAYMENT OF BONUSES
Bonuses under the Plan are earned and payable once management determines the extent to which the established semi-annual financial performance targets have been achieved and payment is approved by the Compensation Committee. This determination will typically occur 6 – 8 weeks after the close of each six-month period. Bonuses will be prorated to reflect hire dates and proportionally adjusted to reflect any compensation changes made throughout the fiscal year. Participants must be actively employed by Pivotal on the last day of the semi-annual bonus period to be eligible for payment of the bonus for that period. Employees that transfer from Pivotal to another entity within Dell Technologies are considered terminated from Pivotal and are no longer eligible to participate in the Plan.
CLAW-BACK
All Plan participants, and the compensation that may be earned under the Plan, are subject to the following claw-back policy. To the extent permitted by law, and when appropriate (as determined by the Compensation Committee in its sole discretion), Pivotal will require reimbursement of any cash incentive compensation paid to an employee where (a) payment was predicated on financial results that were subject to a significant restatement, (b) Pivotal determines, in its sole discretion, the employee engaged in fraud or willful misconduct that caused or partially caused the need for the restatement, and (c) a lower payment would have been made to the employee based upon the restated financial results. In each such instance, Pivotal may recover the incentive compensation paid for the period for which the restatement is necessary, plus a reasonable rate of interest, and attorney’s fees and costs. A determination by Pivotal not to seek recovery of incentive compensation in one instance will not be construed as a bar to or waiver of Pivotal’s right to recover incentive compensation in any other instance.

LEAVES OF ABSENCE
Bonuses will be calculated on a pro rata basis for employees who are on an approved leave of absence during a bonus period. If an employee is on leave for an entire bonus period, the employee will not be eligible for any bonus for that period (unless otherwise required by applicable law).
MISCELLANEOUS
The Compensation Committee, in its sole discretion, shall have authority to interpret the terms of the Plan, to exercise discretion to modify or reduce the amount of earned bonuses, and to settle all controversies and disputes that may arise in connection with the Plan. All bonuses will be subject to all applicable tax and other withholdings. The Compensation Committee may at any time amend or terminate the Plan. Participation in the Plan does not confer upon any person the right to continue to serve as an officer or employee of Pivotal. Employment in the U.S. is “at will,” meaning that either the employee or Pivotal may terminate the employment relationship at any time, with or without prior notice or reasons, and participation in the Plan shall in no way affect the “at will” nature of the employment.